CONSENT OF E. MAX BAKER

In connection with the Management's Discussion and Analysis for the years ended December 31, 2022 and 2021 (the "Annual MD&A") of Integra Resources Corp. (the "Company"), which included references to my name, the undersigned hereby consents to: (i) the reference of the undersigned's name in the Annual MD&A, (ii) the use of information attributed to me in the Annual MD&A, (iii) the references to the undersigned's name in the short form base shelf prospectus, and (iv) the information attributed to me in the short form base shelf prospectus, in each case, being included in or incorporated by reference into the Registration Statement on Form F-10 being filed by the Company with the United States Securities and Exchange Commission and any amendments thereto and into the prospectus included therein.

Date: January 16, 2024 /s/ E. Max Baker ___________________________ Name: E. Max Baker, F.AusIMM